EXHIBIT 99.1

FOR IMMEDIATE RELEASE
January 6, 2012

Contact:
Allison Yazdian, Vice President of Marketing, CarePayment Technologies, Inc.
415.813.4402
allison.yazdian@carepayment.com

CarePayment® experiencing unprecedented growth in patient payment program

Lake Oswego, OR - CarePayment Technologies, Inc., a leading provider of consumer-focused healthcare financing solutions offered via hospitals and medical providers, announced today that it is seeing unprecedented growth in its innovative patient payment programs. Since its inception in 2004, the CarePayment® program has provided over 750,000 patients nearly $500m in financing for their healthcare expenses through its innovative, non-discriminatory program.  The 33% growth in financing in 2011 can be attributed to the program meeting previously unmet demand in the complex healthcare industry by supporting the increase in healthcare consumerism and rapidly escalating patient financial responsibility.

The unique program supports patients who are unable to immediately pay hospital bills or who may otherwise choose to avoid care altogether by providing a patient-friendly financing program, allowing patients to access and afford the services they need.  A recent survey of over 2,000 patients has illustrated the impact of the CarePayment® program.  93% of CarePayment® participants reported that the program has maintained or improved their overall patient experience at their hospital; 77% have reported that the program positively influences their choice of hospital.

Healthcare providers also benefit from the program as they experience improved collection rates, increased patient satisfaction, and they develop more in-depth, loyal relationships with their patients.  By increasing patient collection rates, providers are then able to reinvest the additional funds in programs that will improve patient care or community health programs. In one study, Day Kimball Health System in Putnam, Connecticut saw a four-fold increase in its collection yields, adding an incremental $1m in net collections annually.  In another study in a competitive Midwest market, the CarePayment® program has proven to shift market share, resulting in over $3m in additional revenue annually. “This is a very exciting time for us as we begin to measure the impact of the program and garner feedback from the market,” says Allison Yazdian, Vice President of Marketing.  She continued, “The overwhelming response from our clients is that the program is effective and ultimately engages patients in their healthcare by providing an affordable way to pay for the services they need.”

In light of this success, CarePayment Technologies is finalizing partnerships with many progressive providers who view the program as an innovative approach to developing positive relationships with their patients.  Most recently, one of the largest health systems in Florida, will begin offering the CarePayment® program to its patients in early 2012.  Other notable clients added in 2011 include University of Pennsylvania Health System (PA), Holy Redeemer Health System (PA), Tri-City Medical Center (CA), and Memorial Health (MI).  “This new set of partners demonstrates our applicability in different settings across the continuum of care,” says Joe Siedel, Senior VP of Operations, “and provides evidence that our program builds grassroots support in each market it serves.” CarePayment Technologies plans to announce several more partnerships in early 2012.

As CarePayment Technologies continues to invest in its next phase of growth, it also announced that James Quist will be stepping down as CEO but will remain actively involved in the business, as a shareholder and board member.  Since Quist joined CarePayment Technologies in March of 2010, he has been instrumental in helping build the CarePayment® product into a robust suite of services.  “I am proud of all that CarePayment Technologies accomplished in 2011 and look forward to celebrating its future success in 2012 and beyond.  The company has a very bright future” Quist noted.

Until a permanent replacement is identified, Craig Froude has been appointed as Interim President for CarePayment Technologies.  Froude is a seasoned executive having been a successful leader at a variety of technology and healthcare organizations over the past 20 years.  Most recently Froude founded WellMed which delivered private portal solutions into large employers and health plans offering their members access to personalized health and benefit decision support technology ultimately helping them make more informed benefit, treatment and provider choices.  After WellMed’s acquisition by WebMD, Froude served as President of WebMD Health Services.  One of his initial areas of focus with CarePayment Technologies will be working with the management team to create a strategic plan designed to establish a framework for revenue and margin growth through internal expansion activities and industry partnerships. “Powerful industry trends, including increasing patient responsibility for healthcare costs coupled with declining reimbursement rates for providers, creates a unique opportunity for the CarePayment® solution” said Mr. Froude.  “I look forward to working with the team to finalize our growth plans for 2012 and beyond.”

In addition, John Meek has been appointed as interim Chief Technology Officer for CarePayment Technologies. For the past 25 years, John has served in senior technology leadership roles in rapidly growing organizations including Timberline Software and WellMed/WebMD where he designed and implemented a scalable platform utilized by tens of millions of consumers.

About CarePayment®
Established in 2004, CarePayment® helps patients pay their medical bills over terms of up to 25 months with  0% APR; accounts are issued by WebBank, Salt Lake City, Utah.  The hospital-branded loyalty card issued to participants is an innovative approach which has proven to enhance the patient experience while simultaneously improving collection rates for hospitals and other healthcare providers. Many of CarePayment's hospital partners experience a double impact to their bottom line: one from the reduction in bad debt and the other from additional revenue as a result of repeat visits. For additional information, please call (800) 316.4350 or visit www.carepayment.com.

This release may contain forward-looking statements.  All statements that are not purely historical are forward-looking statements.  Words such as "expect", "anticipate", "intend", "plan", "believe", "seek", "estimate", "may", "could", "would", "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.  In particular, this release may contain forward-looking statements with respect to business objectives, expected growth, results of operations, performance, business projects and opportunities, and financial results.  Such forward-looking statements reflect management’s current view and estimates of future economic and market circumstances, industry conditions, company performance and financial results, are based on certain material factors and assumptions, and are subject to certain risks and uncertainties, including, without limitation, changes in market conditions, competition, governmental or regulatory developments, general economic conditions and other factors set out in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Such risks, uncertainties and other factors could cause actual results or events to differ materially from those described in the forward-looking statements.  CarePayment Technologies does not intend, and undertakes no obligation, to update any such forward-looking statements to reflect events or circumstances that occur after the date of this release.